UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 18, 2006

U.S. Bancorp
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-6880	41-0255900
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

800 Nicollet Mall, Minneapolis, Minnesota		55402
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	651-466-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

At the 2006 annual meeting of shareholders of U.S. Bancorp (the "Company") held on April 18, 2006, the Company’s shareholders approved the U.S. Bancorp 2006 Executive Incentive Plan (the "Incentive Plan"). The Incentive Plan was approved by the Company’s Board of Directors in January 2006, subject to shareholder approval, and became effective as of January 1, 2006, upon the approval of the Company’s shareholders.

The Incentive Plan permits the payment of annual bonuses to eligible participants based on the Company’s Net Income (as defined in the Plan). If the Company’s Net Income is not a positive number, no bonus will be payable under the Incentive Plan. If the Company’s Net Income is a positive number, the potential bonus award to a participant will equal up to 0.2% of Net Income, which amount is subject to decrease by the Compensation Committee of the Company’s Board of Directors based on its consideration of a variety of factors, including financial and non-financial criteria and corporate and individual performance.

Within the framework of the Incentive Plan, for purposes of the 2006 annual bonus performance period, the Compensation Committee established in January 2006, certain criteria, in addition to the basic Net Income requirement, that it will consider when determining whether, and to what extent, to reduce the actual bonus award below 0.2% of Net Income. These criteria include the Company’s achievement of pre-established goals relating to a minimum level of earnings per share and return on equity, the Company’s performance relative to its peer group and the participant’s individual performance. The Incentive Plan is designed to satisfy the qualified performance-based compensation exception under Section 162(m) of the Internal Revenue Code, which exception also required shareholder approval of the Plan.

The Incentive Plan is included in this filing as Exhibit 10.1 and is incorporated herein by reference. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Incentive Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Bancorp

April 21, 2006	By:	Terrance R. Dolan

Name: Terrance R. Dolan
Title: Executive Vice President and Controller

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Exhibit Index

Exhibit No.	Description

10.1	U.S. Bancorp 2006 Executive Incentive Plan